EXHIBIT 10.3
SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”) is entered into by and amongst Douglas G. Stephens (“Executive”), Frank’s International, LLC (the “Company”), and Frank’s International N.V. (“FINV”) (the Company and FINV, collectively, with all of FINV’s subsidiaries and affiliated companies and entities, the “FINV Entities”). The Company, FINV, and Executive are referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Company and/or FINV and Executive are parties to (a) that certain Offer Letter dated November 11, 2016 (the “Offer Letter”), (b) a Restricted Stock Unit award agreement dated November 15, 2016, including Exhibit A thereto (the “2016 RSU Award”); (c) a Restricted Stock Unit award agreement dated February 20, 2017 reflecting time-based vesting requirements only and including Exhibit A thereto (the “2017 RSU Award” and collectively with the 2016 RSU Award, the “RSU Awards”), (d) a Restricted Stock Unit Award agreement dated February 20, 2017 reflecting performance-based vesting requirements and including Exhibits A and B thereto (the “2017 PSU Award” and collectively with the RSU Awards, the “LTIP Awards”); and (e) the Frank’s International N.V. Employee Stock Purchase Plan (the “ESPP”); and
WHEREAS, other than as set forth above, pursuant to the qualified retirement plan of FINV, or in other miscellaneous general policies of applicable FINV Entities, there are no other material agreements or understandings amongst the Parties regarding Executive’s employment status, compensation, or benefits; and
WHEREAS, as of the Separation Date (as defined below), Executive is no longer employed by the Company or any of the FINV Entities; and
WHEREAS, the Parties wish for Executive to receive certain severance payments, which payments are conditioned upon Executive’s entry into and compliance with this Agreement and Exhibit A hereto in the time provided to do so and Executive’s non-revocation of his entry into Exhibit A in the time provided to do so.
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive, the Company, and FINV, the Parties hereby agree as follows:
1.     Separation from Employment. The Parties acknowledge and agree that Executive’s employment with the Company has ended or will end as of 5:00 pm CDT, September 26, 2017 (the “Separation Date”) and that, as of the Separation Date, Executive will no longer be employed by any FINV Entity. Effective as of the Separation Date, Executive will resign from and will be removed from all positions, posts, offices and assignments with the Company, FINV, and all other FINV Entities. Executive acknowledges that, from and after the Separation Date, he shall have no authority to, and shall not, act as an employee or agent of, or in any other capacity with respect to any FINV Entity.

2.     Severance Payments. Provided that Executive (x) executes and delivers to the Company, care of Alejandro Cestero (Senior Vice President, General Counsel, Secretary and Chief Compliance Officer), an executed copy of this Agreement so that it is received by Mr. Cestero no later than 5:00 pm CST on October 6, 2017; (y) executes and delivers to Mr. Cestero the General Release of Claims attached hereto as Exhibit A (the “Release”) no earlier than the Separation Date, returns a copy of the Release that has been executed by him to Mr. Cestero so that it is received by Mr. Cestero no later than the close of business on October 17, 2017 (the “Release Delivery Deadline”), and does not revoke such acceptance in the manner provided for in the Release; and (z) otherwise complies with his obligations under this Agreement, the Release, and any other agreements with the FINV Entities, then:
(a)    Cash Severance. The Company shall pay to Executive a lump sum cash payment equal to $651,000, which represents an amount equal to (i) six (6) months of Executive’s annual base salary ($325,000), plus (ii) a prorated portion (through September 30, 2017) of Executive’s short-term incentive award for 2017, calculated at approximately 67% of target ($326,000) (the “Severance Payment”). The Severance Payment shall be paid, less applicable taxes, in a lump sum as soon as administratively feasible following the effectiveness of the Release and no later than 60 days following the Separation Date.
(b)    Long-Term Incentive Plan Awards. With respect to the LTIP Awards, the Parties agree that, notwithstanding the terms of the LTIP Award agreements or any other agreement between Executive and any FINV Entity, effective on the Separation Date, one-third of the restricted stock units granted under such LTIP Awards will vest and become non-forfeitable, with the remaining two-thirds of such restricted stock units being forfeited to FINV without consideration. For purposes of the preceding sentence, the number of restricted stock units subject to the 2017 PSU Award shall be determined based on the target performance level thereunder.
(c)    Outplacement Benefits. The Company will provide outplacement assistance to Executive, provided the total value of such assistance shall not exceed fifteen thousand dollars ($15,000), and all such assistance shall be provided within twelve (12) months after the Separation Date. If Executive elects to receive such outplacement assistance, the Company will reimburse Executive for such expense, subject to the limits contained in the preceding sentence, provided Executive shall be required to submit requests for reimbursement to the Company no later than thirty (30) days after the end of the calendar year in which the expenses are incurred, and any such reimbursement shall be paid by the Company within thirty (30) days following the receipt of the reimbursement request, which shall be sent to Company at its corporate headquarters, care of the Corporate Secretary, and shall reference this Agreement. Executive’s right to this reimbursement payment shall not be subject to liquidation or exchange for any other payment or benefit.

(d)    Health Care Coverage. The Company will provide continued coverage to Executive and his qualifying dependents under its medical benefit plans pursuant to COBRA for up to eighteen (18) months following the Separation Date at active employee rates (the “COBRA Subsidy”); provided that Executive’s receipt of the COBRA Subsidy will be subject to Executive’s timely election to continue coverage consistent with the requirements of COBRA. Notwithstanding the foregoing, the Company’s obligations under this Section 2(d) shall cease prior to the end of the 18-month period described in the foregoing sentence should either of the following occur: (i) Executive becomes no longer eligible to receive COBRA continuation coverage under the Company’s medical benefit plans; or (ii) Executive becomes eligible to receive substantially similar coverage from another employer, which eligibility Executive must report to the Company in writing within three (3) business days following the date that Executive becomes eligible for such coverage.
Executive acknowledges that the payments and benefits described in this Section 2 are consideration over and above that to which Executive otherwise would be entitled upon his separation and are paid in consideration for his acceptance of this Agreement. Executive understands and acknowledges that any payments under this Section 2 which are classified as “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall be subject to the provisions of Section 10 below.
3.     Non-Disparagement. Executive shall refrain from any criticisms or disparaging comments about any of the FINV Entities or its officers, directors, or employees; provided, however, that this obligation shall be subject to Section 5 below and shall not apply to or restrict the communication of information by Executive to any state or federal law enforcement agency or testimony or disclosure compelled or required by law or regulation or process of law. The Company agrees to instruct its human resources and executive officers to refrain from any criticisms or disparaging comments about Executive; provided, however, that the parties understand that it would be impracticable for the Company to monitor all statements or commentary by its global workforce. Furthermore, the parties agree that obligation shall not apply to or restrict the communication of information to any state or federal law enforcement agency or testimony or disclosure compelled or required by law or regulation or process of law. The rights afforded under this Section 3 are in addition to any and all rights and remedies otherwise afforded by applicable law.
4.    Non-Disclosure of Confidential Information. Executive acknowledges that he has had access to confidential information, training, and goodwill of the Company and the other FINV Entities while employed by the Company, including without limitation, any information obtained by Executive during the course of Executive’s employment with the Company concerning the business or affairs of the Company and its affiliates or that of its or its affiliates’ customers, suppliers, contractors, subcontractors, agents or representatives. Executive affirms he will adhere to all terms regarding non-disclosure and protection of such confidential information as set forth in (a) Exhibit A of the Participation Agreement entered into under FINV’s Executive Change-in-Control

Severance Plan (the “Participation Agreement”), (b) Exhibit A of the RSU Awards, (c) Exhibit B of the 2017 PSU Award, (d) the Executive Confidentiality and Restrictive Covenant Agreement dated November 11, 2016, and (e) any other agreement with the Company or any other FINV Entity relating to confidentiality or other restrictive covenants (collectively, the “Restrictive Covenant Agreements”).
5.    Protected Disclosures, Reporting to Government Agencies. Nothing in this Agreement shall prevent Executive from filing a charge or complaint or making a disclosure or report of possible unlawful activity, including a challenge to the validity of this Agreement, with any governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or the Securities and Exchange Commission (“SEC”), the Occupational Safety and Health Administration (“OSHA”), or any other self-regulatory organization or any other federal or state regulatory authority (collectively, “Government Agencies”). Nothing in this Agreement (or any other agreement between Executive and an FINV Entity) will prevent Executive from: (a) making a good faith report of possible violations of applicable law to any Government Agency or (b) making disclosures to any Government Agency that are protected under the whistleblower provisions of applicable law, in each case, without notice to any FINV Entity. Nothing in this Agreement limits Executive’s right, if any, to receive an award for information provided to the SEC or any other Government Agency. Further, nothing herein shall prevent Executive from making a disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal and (2) does not disclose the trade secret, except pursuant to court order. This Agreement does not impose any condition precedent (such as prior disclosure to the Company), any penalty, or any other restriction or limitation adversely affecting Executive’s rights regarding any governmental agency disclosure, report, claim or investigation. For the avoidance of doubt, Executive understands that nothing in this Agreement shall be construed as prohibiting truthful testimony in any formal or informal interviews or proceedings with law enforcement officials.
6.    Non-Competition/Non-Solicitation/Non-Interference. Executive acknowledges that except as stated in this Section 6, following the Separation Date, he will remain subject to the promises not to compete with the Company or its affiliates, and not to solicit or interfere with the Company’s or its affiliates’ relationships with its customers and employees as reflected in the Restrictive Covenant Agreements. For the avoidance of doubt, the term “planned (future) bids, projects, contracts, and relationships with its customers and potential customers” in Section 3.1 of the Executive Confidentiality and Restrictive Covenant Agreement pertains to (a) any new business line that had been, or was being, reviewed on or before the Separation Date as part of the Company’s strategic plan, including but not limited to any plans relating to the Company’s TRS, tubular products and fabrication, drilling tools, or Blackhawk tools and/or services or (b) any planned or future bids, projects, contracts, or relationships for which Executive had any responsibilities or duties or about which Executive received or obtained any Confidential Information, and in each case with respect to clauses (a) and (b), which the Company or any of its affiliates has decided to pursue, or in which the Company or any of its affiliates has made material plans or taken demonstrable steps to engage.  Effective as of the Effective Date (as defined in the Release), the Restrictive Covenant Agreements will be modified to provide that the “Restricted Period” (as defined in the LTIP Awards and the Executive Confidentiality and Restrictive Covenant Agreement) and the “Prohibited Period” (as defined in the Participation Agreement), as such terms apply to the covenants not to compete, shall mean the term beginning on the date Executive became employed by the Company and ending on the date that is six (6) months after the Separation Date, subject to any suspension or tolling provisions thereunder. All other terms of the Restrictive Covenant Agreements, including but not limited to the Restricted Period or Prohibited Period, as applicable, to covenants not to solicit officers, employees, customers, contractors, vendors, or suppliers, will remain unchanged.
7.    Withholding of Taxes and Other Employee Deductions. The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.
8.    Affiliate. As used in this Agreement, the term “affiliate” or “affiliated,” as used with respect to a particular person or entity, shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.
9.    Entire Agreement. This Agreement and the Release constitute the entire agreement and understanding concerning Executive’s separation from service and termination of employment with the Company or any other FINV Entity, and the other subject matters addressed herein amongst the Parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof, including but not limited to the Offer Letter, FINV’s equity-based compensation plan and any award agreement entered into thereunder (except for Exhibit A of the RSU Awards, Exhibit B of the 2017 PSU Award, and the Participation Agreement), and FINV’s short-term incentive program and any award thereunder; provided, however, that this Agreement does not replace or alter in any way (other than as expressly provided under Section 6 of this Agreement) any obligations Executive owes to the Company under applicable laws, or owed under any agreements regarding confidentiality, non-disclosure, non-solicitation, non-competition, duties of loyalty or fiduciary duty, to the extent that such obligations are not in conflict with, or inconsistent with, Executive’s obligations under this Agreement.

Applicable laws may include, but are not limited to, state laws protecting company trade secrets or other confidential information; provided, further, that this Agreement does not supersede nor replace any of the Company’s and/or one of more FINV Entities’ tax qualified retirement plans, nor the ESPP, all of which shall remain in full force and effect in accordance with their terms and conditions.
10.    Section 409A Compliance. It is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A and as provided under Treasury Regulations sections 1.409A-1(b)(4), 1.409A- 1(b)(5), and 1.409A-(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent any amount paid under this Agreement is subject to Section 409A, the commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Executive. Although the Company shall use its good faith best efforts to avoid the imposition of taxation, interest, and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive or other taxpayer as a result of the Agreement.
11.    Return of Company Property. Executive agrees that he has returned to the Company all property (including property purchased or paid for by the Company that is in Executive’s possession, custody or control) which belongs to the Company, including any keys, access cards, computers, cell phones, pagers, or other equipment and any Company records, files, data, and documents (whether on a work or personal computer, in electronic format or otherwise, unaltered and unmodified, and whether confidential in nature or not). Executive shall immediately report to the Company any passwords for Executive’s computer or other access codes for anything associated with Executive’s employment with Company.
12.    Post-Employment Cooperation. Executive agrees to make reasonable efforts to assist the Company and the other FINV Entities after his separation from employment, including but not limited to: assisting with transition of Executive’s duties, assisting with issues that arise after separation from employment, and assisting with any legal proceeding, governmental inquiry, investigation, lawsuit, or claim involving matters occurring during his employment with the Company. These duties include responding to inquiries from the Company and its designees, providing relevant information or documents, as well as providing truthful testimony at interviews, depositions, or hearings, as requested by the Company or required by subpoena.
13.    No Admission. Executive understands this Agreement is not and shall not be deemed or construed to be an admission by Company of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature.
14.    Injunctive Relief. Because of the difficulty of measuring economic losses to the Company and other FINV Entities as a result of a breach of the covenants in Sections 3, 4, or 6, and because of the immediate and irreparable damage that would be caused to the Company or other FINV Entities for which they would have no other adequate remedy, Executive agrees that the Company shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders and that such enforcement shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company at law and equity.
16.    No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (a) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (b) preclude insistence upon strict compliance in the future.
17.    Applicable Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and interpreted under the laws of the State of Texas without regard to conflict of laws. The Parties agree that any dispute concerning this Agreement shall be brought only in a court of competent jurisdiction in Harris County, Texas, unless another forum or venue is required by law. BOTH THE COMPANY AND EXECUTIVE HEREBY EXPRESSLY ACKNOWLEDGE AND AGREE TO WAIVE THEIR RIGHTS TO A TRIAL BY JURY OF ANY OR ALL ISSUES ARISING UNDER OR CONNECTED WITH THIS AGREEMENT AND KNOWINGLY AND VOLUNTARILY CONSENT TO TRIAL BY A JUDGE.
18.    Severability; Modification. To the extent permitted by applicable law, the Company, FINV, and Executive hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
19.    Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
20.    Third-Party Beneficiaries. Each FINV Entity that is not a signatory hereto shall be a third-party beneficiary of Executive’s covenants, representations, and release of claims set forth in this Agreement, including Exhibit A hereto.
21.    Amendment. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by all Parties; provided, however, that the Company may, with prospective or retroactive effect, amend this Agreement at any time (to the extent Executive is not adversely affected by such amendment), if determined to be necessary, appropriate or advisable in response to administrative guidance issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to comply with the provisions of Section 409A of the Code.
[Signatures begin on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as of the Separation Date.
FRANK’S INTERNATIONAL LLC

By:    /s/ Alejandro Cestero
Name: Alejandro Cestero
Title: Senior Vice President, General Counsel,
Secretary and Chief Compliance Officer

Date: October 6, 2017

FRANK’S INTERNATIONAL N.V.

By:    /s/ Alejandro Cestero
Name: Alejandro Cestero
Title: Director, Board of Management Directors
Date: October 6, 2017

EXECUTIVE

/s/ Douglas G. Stephens
Douglas G. Stephens

Date: October 5, 2017

ACKNOWLEDGED BY:

BOARD OF SUPERVISORY DIRECTORS
FRANK’S INTERNATIONAL N.V.

By:    /s/ Robert W. Drummond
Name: Robert W. Drummond

Title:	Supervisory Director and Chairman of the Compensation Committee
Board of Supervisory Directors
Date: October 10, 2017